Exhibit 99.1

J. Kofi Bucknor Elected to Newmont’s Board of Directors

DENVER, July 25, 2012 – Newmont Mining Corporation (NYSE: NEM) (“Newmont” or the “Company”) announced the election of J. Kofi Bucknor to its Board of Directors (the “Board”).

“Mr. Bucknor is a well-respected Ghanaian economist and businessman who will bring significant financial and governmental experience, as well as extensive knowledge of one of Newmont’s strategic development and operating regions, to Newmont’s Board,” said Vincent Calarco, Chairman of the Board.

Mr. Bucknor is Chairman of Ghana’s Investment Advisory Committee, which advises on the management of part of the country’s oil revenues, and is the former Chairman of the Ghana Stock Exchange. In addition, Mr. Bucknor serves on numerous boards, including Chirano Gold Mines (Ghana), National Investment Bank (Ghana), ARM (Nigeria), and CNIA Assurances (Morocco), and formerly served as a Director of Ashanti Goldfields Corporation and Ecobank Transnational Corporation and as a member of the International Advisory Board of Normandy Mining Corporation.

Mr. Bucknor has over 30 years of extensive international banking experience. He began his distinguished professional career at Chemical Bank and served as a Vice President and as the Bank’s Regional Representative for West and Central Africa. He joined the African Development Bank in Abidjan as Deputy Treasurer in 1986, becoming Treasurer from 1990 to 1994 with responsibility for the bank’s capital market operations. He then joined Lehman Brothers International, London in 1994 as an Executive Director, Corporate Finance with responsibility for Africa. In 1997, Mr. Bucknor returned to Ghana as Managing Director of CAL Merchant Bank until 2000 when he formed his own corporate finance advisory firm, J. Kofi Bucknor & Associates.

“It is a pleasure to welcome Mr. Bucknor to Newmont. I look forward to working with him on enhancing our ability to deliver industry leading performance and value to our shareholders, employees and host communities,” said Richard O’Brien, the Company’s President and Chief Executive Officer.

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About Newmont

Founded in 1921 and publicly traded since 1925, Newmont (http://www.newmont.com/) is one of the largest gold companies in the world. Headquartered in Colorado, the Company has approximately 44,000 employees and contractors, with the majority working at core operations in the United States, Australia, Peru, Indonesia and Ghana. Newmont is the only gold company listed in the S&P 500 index and in 2007 became the first gold company selected to be part of the Dow Jones Sustainability World Index. Newmont’s industry leading performance is reflected through high standards in environmental management, health and safety for its employees and creating value and opportunity for host communities and shareholders.

Investor Contact
John Seaberg	303.837.5743	john.seaberg@newmont.com
Karli Anderson	303.837.6049	karli.anderson@newmont.com

Media Contact
Omar Jabara	303.837.5114	omar.jabara@newmont.com
Diane Reberger	303.967.9455	diane.reberger@newmont.com